NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2010 RESULTS AND UPDATES
W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
On April 6, 2010, Stratus completed several financing transactions, including $30 million in project financing for the W Austin Hotel & Residences project, an extension and modification of its revolving credit facility, and an extension and modification of its seven unsecured term loans.

•	W Austin Hotel & Residences project in downtown Austin, Texas, continues to be on schedule and within budgeted cost of $300 million.
•	At March 31, 2010, Stratus had $5.9 million of cash and cash equivalents and $25.7 million in available borrowing capacity under its revolving credit facility.

SUMMARY FINANCIAL RESULTS

	First Quarter
	2010	2009
	(In Thousands, Except
	Per Share Amounts)
Revenues	$2,300	$1,532
Operating loss	(2,803)	(2,879)
Net loss	(1,780)	(1,843)
Net loss attributable to Stratus common stock	(1,709)	(1,737)

Diluted net loss per share attributable to Stratus common stock	$(0.23)	$(0.23)

Diluted weighted average shares of common stock outstanding	7,456	7,446

AUSTIN, TX, May 17, 2010 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $1.7 million, $0.23 per share, for the first quarter of 2010, compared with a similar loss for the first quarter of 2009.

Stratus’ property sales totaled $0.9 million for the first quarter of 2010, which included 13 lots at its Meridian development in the Circle C community, compared with $0.2 million for the first quarter of 2009, which included three lots in the Meridian development.  The increase in developed property sales revenues resulted from a higher number of lots sold at Meridian primarily related to the completion of sales under homebuilder contracts in the first quarter of 2010.  Stratus currently has no outstanding homebuilder contracts.  Stratus is proactively working to continue high-priority development activities and to maximize long-term property values, despite current real estate market conditions.

Rental income from commercial leasing properties increased to $1.3 million in the first quarter of 2010 from $1.2 million in the first quarter of 2009 primarily because of an increase in rental income at 5700 Slaughter in the Circle C community, which was in the initial leasing stage during 2009.

W Austin Hotel & Residences.  As previously announced, in May 2008, Stratus entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) for the development of the W Austin Hotel & Residences in downtown Austin.  Construction of the $300 million project commenced in the second quarter of 2008 and is proceeding as scheduled.  The hotel is expected to open in the fourth quarter of 2010.  Condominium residences will be completed on a floor-by-floor basis with expected completion beginning in the fourth quarter of 2010 and continuing through mid-2011.  As of May 4, 2010, 79 of the 159 condominium residences were under contract.  The sales contracts are generally secured with buyer deposits of 10 percent of the purchase price.

Stratus, the manager of the project, has an approximate 40 percent interest in the joint venture and Canyon-Johnson has an approximate 60 percent interest in the joint venture.  As of March 31, 2010, capital contributions totaled $63.4 million for Stratus and $85.5 million for Canyon-Johnson.

Pursuant to a construction loan agreement entered into on October 21, 2009, with Beal Bank Nevada (the Beal Bank loan agreement), the joint venture may borrow up to an aggregate of $120 million to fund the construction, development and marketing costs of the W Austin Hotel & Residences project.  An initial advance under the Beal Bank loan agreement of $3.4 million was made at closing.  The next advance is expected to occur in mid-2010 and thereafter advances are expected to be made monthly.  As a condition to further funding from the Beal Bank loan agreement, the joint venture must invest at least $180 million in the project.

On April 6, 2010, the joint venture entered into an agreement with Hunter’s Glen/Ford Investments I LLC (the Ford loan agreement) to finance $30 million of the remaining construction costs of the W Austin Hotel & Residences project.  An initial advance under the Ford loan agreement of $10 million was made at closing, and an additional advance of $11 million was made on April 19, 2010.  Stratus and Canyon-Johnson contributed an additional $0.8 million each in March 2010, to reach the $180 million pre-funding requirement under the Beal Bank loan agreement.  In conjunction with the Ford loan agreement, Stratus modified its revolving credit facility with Comerica Bank to extend the maturity, adjust the interest rate and replace the existing $45 million facility with a $35 million revolving loan and a $10 million term loan.  Stratus also modified its seven unsecured term loans with First American Asset Management (FAAM), by making a $2.0 million payment, extending the maturity dates for $27 million of the principal amount and modifying the applicable interest rates.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operations and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding proposed real estate sales, commercial leasing activities and development and financing activities at the W Austin Hotel & Residences project.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  Stratus cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include economic and business conditions, the availability of financing, regulatory approvals, environmental regulations and other factors which are described in more detail in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Real estate	$874	$191
Rental income	1,297	1,173
Commissions, management fees and other	129	168
Total revenues	2,300	1,532
Cost of sales:
Real estate, net	2,106	1,061
Rental	745	831
Depreciation	420	440
Total cost of sales	3,271	2,332
General and administrative expenses	1,832	2,079
Total costs and expenses	5,103	4,411
Operating loss	(2,803)	(2,879)
Interest income	14	246
Other income	228	-
Loss on interest rate cap agreement	(24)	(33)
Loss before income taxes and equity in unconsolidated affiliate’s loss	(2,585)	(2,666)
Equity in unconsolidated affiliate’s loss	(76)	(74)
Benefit from income taxes	881	897
Net loss	(1,780)	(1,843)
Net loss attributable to noncontrolling interest in subsidiarya	71	106
Net loss attributable to Stratus common stock	$(1,709)	$(1,737)

Net loss per share attributable to Stratus common stock:
Basic and diluted	$(0.23)	$(0.23)

Weighted average shares of common stock outstanding:
Basic and diluted	7,456	7,446

a.	Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$5,908	$15,398
Real estate held for sale – developed or under development	137,242	124,801
Real estate held for sale – undeveloped	57,485	57,201
Real estate held for use, net	115,543	101,863
Investment in unconsolidated affiliate	3,315	3,391
Deferred tax assets	9,038	8,296
Other assets	21,133	17,640
Total assets	$349,664	$328,590

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$24,712	$16,247
Accrued interest and property taxes	1,318	3,401
Deposits	7,838	7,700
Debt	87,737	81,105
Other liabilities	1,705	2,224
Total liabilities	123,310	110,677

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Preferred stock	-	-
Common stock	83	83
Capital in excess of par value of common stock	197,277	197,333
Accumulated deficit	(37,708)	(35,999)
Common stock held in treasury	(17,972)	(17,941)
Total Stratus stockholders’ equity	141,680	143,476
Noncontrolling interest in subsidiarya	84,674	74,437
Total equity	226,354	217,913
Total liabilities and equity	$349,664	$328,590

a.	Relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2010	2009
Cash flow from operating activities:
Net loss	$(1,780)	$(1,843)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	420	440
Loss on interest rate cap agreement	24	33
Cost of real estate sold	563	126
Deferred income taxes	(898)	(913)
Stock-based compensation	146	171
Equity in unconsolidated affiliate’s loss	76	74
Deposits	(2,133)	(22)
Purchases and development of real estate properties	(10,394)	(8,454)
Municipal utility district reimbursements	-	3,387
Decrease in other assets	878	274
Decrease in accounts payable, accrued liabilities and other	(2,788)	(3,180)
Net cash used in operating activities	(15,886)	(9,907)

Cash flow from investing activities:
Development of commercial leasing properties	(10,305)	(6,153)
Proceeds from matured U.S. treasury securities	-	497
Investment in unconsolidated affiliate	-	(260)
Other	-	21
Net cash used in investing activities	(10,305)	(5,895)

Cash flow from financing activities:
Borrowings from revolving credit facility	5,012	-
Payments on revolving credit facility	(781)	-
Borrowings from project and term loans	4,500	4,735
Payments on project and term loans	(2,099)	(68)
Noncontrolling interest contributions	10,308	11,000
Net payments for stock-based awards	(76)	(101)
Purchases of Stratus common shares	-	(404)
Financing costs	(163)	-
Net cash provided by financing activities	16,701	15,162
Net decrease in cash and cash equivalents	(9,490)	(640)
Cash and cash equivalents at beginning of year	15,398	17,097
Cash and cash equivalents at end of period	$5,908	$16,457

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